EXHIBIT 10.14



                                    AMENDMENT

         Amendment dated as of June 14, 1996 to the Credit Card Program Agreement by and between Sound Advice, Inc. ("Merchant") and Monogram Credit Card Bank of Georgia (the "Bank") dated as of August 12, 1992, as amended from time to time (the "Agreement").

         The Agreement is hereby amended as follows:

1. Section 1.01 is hereby amended by adding a definition of "Commercial Paper Rate" as follows and by deleting the definition of "Maximum Investment" and replacing it in its entirety as follows:

          ""COMMERCIAL PAPER RATE" shall mean the rate for so-called ninety (90) day high-grade unsecured notes sold through dealers by major corporations in multiples of one thousand dollars ($1,000) as published by THE WALL STREET JOURNAL in its "Money Rates" section under the heading "Commercial Paper" (or if such publication is discontinued, such other publication of similar type designated by the Bank), on any Business Day that such rate is published, whether or not such rate is actually charged or paid by an entity.

         "MAXIMUM INVESTMENT" shall mean the maximum amount of credit which Bank is at any one time willing to extend to Cardholders under the Program and shall mean Fifty-Five Million Dollars ($55,000,000) or such other amount as Bank, in its sole discretion, may at any time or from time to time specify to Merchant, subject to the limitation in Section 9.02(c)."

2. Section 3.04 shall be renamed "Service Fees" and such section is hereby deleted in its entirety and replaced with the following:

         "3.04 SERVICE FEES. Bank shall charge to Merchant a service fee for purchases made under the Program charged to Accounts. The service fees Bank shall charge to Merchant with respect to purchases are set forth on the matrix attached hereto as Schedule 3.04, where the Commercial Paper Rate referenced on the vertical axis thereof shall refer to the Commercial Paper Rate in effect on the first day of the calendar quarter preceding such sale and the reference on the horizontal axis thereof shall refer to the terms of such purchase. Bank shall have the right to review the service fee schedule quarterly during the Initial Term and any Renewal Term and may change such schedule in whole or in part in its sole discretion upon at least fifteen (15) days prior written notice to Merchant; provided that Bank shall not change the service fee applicable to any Purchase made pursuant to a


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specified sales promotion initiated during one calendar quarter provided such sales promotion terminates within thirty (30) days of the beginning of the following calendar quarter. Bank will provide Merchant in advance with any changed service fee schedule concurrently with the aforesaid fifteen (15) days prior written notice. Bank hereby agrees that any changes made to the service fee schedule shall be made in good faith and shall be commercially reasonable based on comparable Bank credit card programs in the appliance and electronic industry and the sales and portfolio performance under the Program. Bank shall review with Merchant the basis for any such increase and provide Merchant with backup documentation to support any such increase. Any service fees imposed hereunder will be deducted daily by Bank from amounts paid to Merchant under
Section 7.01 hereof."

3. A new Section 5.05 is added to the Agreement to read as follows:

         "SECTION 5.05.  GENERAL COVENANTS OF MERCHANT.

         (a) MERCHANT'S SALES OF EXTENDED WARRANTIES. Merchant is permitted to sell extended warranties and to finance those warranties on the Credit Card with the prior approval of Bank. Bank has given approval for Merchant to sell for financing on the Credit Card extended warranties (including the "future discount" feature) issued by National Electronics Warranty Corporation and its affiliates (collectively, "NEW"). It is understood that Bank has negotiated an arrangement with NEW under which NEW has agreed to fulfill the terms of all NEW warranties sold by Merchant on NEW's behalf. Merchant represents that NEW warranties are the only extended warranty contracts it currently sells and covenants that it will not sell and charge to the Credit Card any extended warranty contracts except NEW warranties without Bank's specific prior written approval. Merchant will promptly advise Bank if any warranties now in effect other than NEW warranties and other than the "future discount" feature offered prior to July 1994 were financed under the Program, and if so, will provide Bank with information Bank reasonably requests in order to gauge any exposure to Bank. Such information is expected to include numbers of such warranties sold, purchase years and prices, terms and utilization experience, as well as information about arrangements in place to service such warranties. If for any reason, Bank determines that the exposures associated with warranties sold by Merchant have not been satisfactorily addressed, Bank may, upon notice to Merchant, create and maintain reserves on Bank's books and fund such reserves by deducting from payments it makes to Merchant under Section 7.01 hereof, sufficient funds to ameliorate such exposures (or, in Bank's sole discretion, permit Merchant to provide an alternative form of collateral to ameliorate such exposure).


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         (b) SALES INCENTIVE PROGRAMS. Merchant represents that the the only products or services financed under the Program which require Merchant or a third party to fulfill an obligation in the future (such as the sale of merchandise permitting a later trade-up) are listed on Exhibit 5.05(b) hereto and covenants that it will not, without Bank's specific prior written approval, offer any other product or service requiring future performance. Additionally, Merchant will provide Bank with information Bank reasonably requests to gauge any exposure to Bank. This information is expected to include descriptions of each such program and redemption history. Merchant shall promptly address to Bank's satisfaction any issues identified by Bank associated with the exposure surrounding any such sales incentive program(s). If for any reason, Bank determines that the exposure associated with Merchant's sales incentive programs has not been fully addressed, Bank may, upon at least ten (10) days prior written notice to Merchant, create and maintain reasonable reserves on Bank's books and fund such reserves by deducting from payments it makes to Merchant under Section 7.01 hereof, sufficient funds to ameliorate such exposures (or in Bank's sole discretion, permit Merchant to provide an alternative form of collateral to ameliorate such exposure)."

4. The word "offset" is changed to "recoup or offset" in Sections 6.03 and 12.01 and in the 37th line of Section 7.01; the word "offset" is changed to "recouped or offset" in the 10th line of Section 7.01 and the word "offset" is changed to "recoupment or offset" in the 39th and 40th lines of Section 7.01.

5. Section 8.03(c) is hereby deleted and replaced with the following:

         "(c) MATERIAL ADVERSE CHANGE. Merchant shall sell all, or substantially all, of its assets; or be dissolved as a corporation; or be the subject of any takeover, reorganization, recapitalization, merger or consolidation; or cease to be able to obtain credit for its ongoing operations; or, otherwise, there shall occur any change in the operations, assets, condition (financial or otherwise), business or ownership of Merchant, or any change in its status or relationship with other creditors (including without limitation, inability to obtain ongoing long term financing from other creditors as existing facilities expire), which Bank, in the reasonable exercise of Bank's sole judgment, determines materially and adversely affects, or is reasonably likely to affect materially and adversely, Merchant's ability to perform its obligations hereunder or under the Program."

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6. Section 9.01 shall be amended by changing the word "five (5)" in the second line thereof to the word "seven (7)."

7. Section 9.02(b) shall be deleted in its entirety (and shall be deemed a section "Intentionally Omitted)."

8. Section 9.02(c) is hereby deleted and replaced with the following:

         "(c) MAXIMUM INVESTMENT. Bank shall be under no obligation to accept new Credit Card Applications or extend further credit under the Program if further extensions of credit would cause the amount of funds invested by Bank in the Program at any time to exceed the Maximum Investment. If at any time the amount of funds invested by Bank in the Program reaches an amount equal to or greater than the Maximum Investment, Bank will have the right to terminate this Agreement or to continue extending credit and establishing Accounts. If Bank elects to extend credit in excess of the Maximum Investment, it may cease to do so at any time and any extension of credit in excess of the Maximum Investment in any amount shall not obligate Bank to continue to extend credit in excess of the Maximum Investment. Merchant expressly acknowledges Bank's right to establish the Maximum Investment and, in this regard, hereby releases Bank from, and indemnifies Bank against, any and all Losses incurred as a result of Bank refusing to advance credit to Cardholders in accordance with Section 2.01 as a result of reaching the Maximum Investment, or to increase the Maximum Investment, including any lender liability claim. Bank will advise Merchant when the amount of funds invested by Bank in the Program reaches 95% of the Maximum Investment and the parties will then discuss and cooperate on next steps. If the amount of funds invested by Bank in the Program reaches or exceeds the Maximum Investment and Bank does not extend further credit under the Program, then either party shall have the right to terminate this Agreement immediately upon notice to the other party. Additionally, Bank may lower the Maximum Investment only if the resulting Maximum Investment is sufficient to meet reasonably anticipated utilization for the remaining term of the Agreement, based on Merchant's sales forecasts.

9. Section 9.03 through the end of subsection (b) thereof is hereby amended in its entirety as follows:

         "SECTION 9.03.  RIGHTS AND DUTIES UPON TERMINATION

         (a) PURCHASE OF ACCOUNTS. In the event of any termination of this Agreement except pursuant to Section 9.02(f), Merchant shall have the option to purchase, or to arrange for a third party to purchase, all outstanding Accounts, excluding, however,

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any Accounts (or portions thereof) which, as of the date of purchase, have been written off by the Bank, or even if not then written off, are eight payments or more due (the net amount of Accounts which would be required to be purchased by Merchant if the foregoing option is exercised herein called the "NET ACCOUNTS") at a price equal to the sum of (a) one hundred percent (100%) of the aggregate unpaid principal balance of all such Net Accounts, plus all finance charges and other charges accrued, but unpaid (including, without limitation, any such charges which are then unbilled and all finance charges relating to unexpired promotional offerings) on such Net Accounts PLUS, (B) the sum of all out-of-pocket expenses then paid or incurred by Bank in the collection or attempted collection of all such Net Accounts, including, without limitation, attorneys' fees, for which the Cardholder is liable by contract and/or applicable law, which are then billed, or thereafter can be billed in the next Billing Cycle, to the Cardholder PLUS (C) all fees and charges then owing by Merchant to Bank under this Agreement. If Merchant exercises the option granted by this subsection (a), Bank shall retain all Accounts other than the Net Accounts purchased by Merchant. The right of the Merchant to exercise the option granted by this subsection (a) shall terminate on the EARLIER of (i) the effective date of the expiration or any termination of this Agreement or (ii) sixty (60) days from the date on which either Merchant or Bank delivers written notice of termination to the other pursuant to Section 9.02. If Merchant exercises its option to purchase (or arrange for the purchase of) all Net Accounts, Bank shall provide to any acceptable purchaser of Net Accounts a master file computer tape listing all Net Accounts upon receiving full payment of the purchase price from such purchaser; and, prior thereto, the Bank shall provide such performance data and other non-proprietary data which the Bank has derived internally concerning Net Accounts to be purchased as the Merchant may reasonably request be furnished to it or any third party acceptable to the Bank, SUBJECT, HOWEVER, to any legal limitations thereon to which the Bank is or may be subject and to such contractual limitations as the Bank may impose in regard to the confidentiality thereof; and Bank otherwise will cooperate in all reasonable respects with Merchant and such purchaser in an orderly and timely manner to facilitate such purchase. Any such purchase by or arranged through Merchant must be for all Net Accounts, must be completed on or before the date of expiration or termination of this Agreement and must be funded and serviced, in its entirety, by Merchant, its designated purchaser or a financial institution other than Bank or any Bank affiliate. Any such sale of Net Accounts shall be made without recourse, representation or warranty by Bank, except as to the accuracy, in all material respects, of the information relative to the Net Accounts in the master file computer file and other data concerning the Net Accounts supplied by Bank to Merchant in


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connection with such purchase and sale, and, once made, shall vest in the purchaser all of the Bank's right, title and interest therein and in the Account Documentation pertaining thereto. If Merchant does not have the right to or does not elect to purchase or have a third party purchase the Net Accounts as provided in subsection (a), then Bank shall liquidate the Accounts as provided in subsection (b) below, and Merchant shall pay to Bank the liquidation fees prescribed in subsection (c) below.

         (b) LIQUIDATION. If Merchant does not exercise its option to purchase the Net Accounts pursuant to Section 9.03(a) hereof, or is unable or unwilling to purchase, or arrange for the purchase of, the Net Accounts, or if this Agreement is terminated in a manner which does not give rise to Merchant's right to purchase the Accounts, as provided in Section 9.03(a), Bank shall have the right, in addition to and retaining all other rights it may have under the terms of this Agreement or Applicable Law, to liquidate the Accounts in any lawful manner, including, without limitation, by the sale (or authorization to another Person to sell) in whole or in part, of the Accounts, the Account Documentation, the names and addresses of any Credit Card Applicants or Cardholders, or any other lists or information of or relating to Cardholders, to cause the Credit Cards to be accepted at locations other than Stores at Bank's discretion, to issue a replacement or substitute credit card (or to authorize or arrange with a third party to do so), or by any combination of actions or remedies Bank deems advisable (individually, a "Liquidation Strategy" and collectively "Liquidation Strategies"). Merchant hereby authorizes the use of Merchant's name in communicating with Cardholders in connection with liquidating existing Accounts as of the time of termination and until all such Accounts are liquidated or 36 months, whichever occurs first, without further authorization or consent of Merchant; provided that if a Liquidation Strategy is pursued under which the Credit Card is or will be accepted only at locations other than the Stores, the Bank's right to use Merchant's name in connection with charges on existing Accounts generated at such retail outlets other than Stores shall expire six months after the later of (i)the last day the Credit Card is accepted at any Store, or (ii) the effective termination date of this Agreement. Merchant hereby acknowledges that it has no right in and to the Accounts, Account Documentation, Credit Cards or any other documents used in connection with the Program, except to the extent purchased in a purchase transaction pursuant to Section 9.03(a) hereof, and Merchant expressly agrees to cooperate with Bank, and take any action to effectuate any Liquidation Strategy elected by Bank, in an orderly manner, including, but not limited to, accepting the Credit Card or any replacement or substitute card for up to 36 months following the effective date of termination, as determined by Bank."


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10. Section 9.03(c) shall remain in full force and effect.

11. Section 11.15 is hereby amended in its entirety to read as follows:

         "Until the date on which this Agreement terminates, Merchant will not, unless Bank shall otherwise consent in writing, sponsor, make available, or enter into the provision of, any program for providing goods or services on credit to customers of Merchant, including, without limitation, any credit card program, other than (v) credit provided in connection with the Program hereunder; (w) credit provided by generally accepted non co-branded multipurpose credit or charge cards such as American Express, MasterCard, VISA and Discover;
(x) open account (net 30 day) credit extended directly by Merchant to selected customers which remains on Merchant's books and is not sold or assigned to any third party; (y) credit provided in connection with the program currently in effect between Merchant and Mitsubishi; and (z) credit provided in connection with any application submitted for consumer credit at any Store which is declined by Bank; provided that Bank shall have the first right of refusal to offer or arrange for any such "second sourcing" program for declined applications."

12. Article XIII shall be deleted in its entirety.

13. Except as otherwise provided herein, the Agreement remains in full force and effect.

14. Capitalized terms used herein without further definition shall have the meanings ascribed to them in the Agreement.

15. This Amendment shall become effective between the parties on the date hereof.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.


SOUND ADVICE, INC.               MONOGRAM CREDIT CARD BANK OF GEORGIA

By:    /s/ PETER C. BESHOURI     By:    /s/ WILLIAM E. JOHNSON


Name:  Peter C. Beshouri         Name:  William E. Johnson


Title: President                 Title: Vice President



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                                  Schedule 3.04
                                 [Not Included]


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                                 Exhibit 5.05(b)

Mobile Reinstall Program

Any car stereo purchased from and installed by Sound Advice can be reinstalled in the customer's new car at no charge to the customer. Limited to only one reinstall per customer. Does not include alarm systems and custom installations.

One-Year Speaker Trade-Up Policy

Sound Advice will give the full value of the purchase price of any home or car stereo speaker purchased from Sound Advice towards the purchase of upgraded, higher priced, non-sale priced speakers for one year from date of original purchase. Trade-in speakers must be retruned undamaged with original packing and owners manuals included.